Exhibit 10.1

Gold Explorations LLC

• 1583 Downs Drive • Minden, Nevada • 89423-9087 •

AGREEMENT

Agreement is made this 28th day of July 2009, between Gold Explorations LLC, whose address is, 1583 Downs Drive, Minden, Nevada 89423-9087 and Bonanza Goldfields Corp., whose address is, 1224 Washington Avenue, Miami Beach, Florida 33139.

Gold Explorations LLC shall provide supervision & labor in order to perform the following work on the,

BRB (Black Rock Basin) unpatented placer claims
Located in Sections 17 & 20 - T4N R7W, SRBM Maricopa County, AZ

BRB Placer #1                                           AMC 384903
BRB Placer #2                                           AMC 384904

Phase 1
File Notice of Intent with the BLM to access the above mentioned mining claims to take mineral samples from backhoe trenches. BLM may require repositioning of trench sites, roads and/or other changes that require additional field preparation and/or bonding prior to approval. Bonding
Will be provided by Bonanza Goldfields Corp.
Provide access to test sites by making road improvements and constructing new roads as needed.
Provide for all other costs associated with preparing for Phase 2

Initial payment	$5,000 due on or before July 31st, 2009
$5,000 due on or before August 7th, 2009
Balance	$21,000 due on BLM approval of permit
Total	$31,000

Phase 2
Backhoe trenching (800-1000 feet)
Collect rock samples from trenches
Ship samples and pay for assay cost on approximately 50-60 samples.
Trench / Site Reclamation
$16,000 due prior to commencing trenching and sample collecting $15,000 due prior to sample shipping (including assay lab costs and trench and road collection.

Total	$31000

All of the above work will be completed in a substantial and workmanlike manner according to standard industry practices.

Terms: Payment in full prior to commencement of each Phase

Any alteration or deviation from the above specifications involving extra cost of material or labor will only be executed upon written orders for same, and will become an extra charge over the sum mentioned in this Agreement. All agreements must be made in writing.
Prior to submission and approval of the permit, it will necessary to perform document preparation for the BLM which includes; maps of the field survey, maps of trench sites. Additionally field staking of trench sites, road survey and staking of road.

Respectfully submitted,

/s/ Steve Karolyi

Steve Karolyi,
Managing Partner

ACCEPTANCE

Gold Explorations LLC is hereby authorized to furnish all materials and labor required to complete the work mentioned in the above proposal, for which the undersigned agrees to pay the amount mentioned in said proposal, and according to the terms thereof.

ACCEPTED BY

Bonanza Goldfields Corp

 /s/ Chris Tomkinson

it’s President

July 29, 2009

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